Exhibit (a)(1)(E)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is being made only by the Offer to Purchase, dated May 18, 2026 (the “Offer to Purchase”) and the related Letter of Transmittal, dated May 18, 2026 (the “Letter of Transmittal”), as each may be amended or supplemented from time to time, and is being made to all holders of Shares. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN THOSE JURISDICTIONS WHERE APPLICABLE LAWS OR REGULATIONS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER (AS DEFINED BELOW) BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION TO BE DESIGNATED BY PURCHASER.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

Assertio Holdings, Inc.

at

$23.50 per share, payable in cash

by

Zara Merger Sub Inc.,

a wholly owned subsidiary

of

Zydus Worldwide DMCC,

a wholly owned subsidiary

of

Zydus Lifesciences Ltd.

Zara Merger Sub Inc., a Delaware corporation (“Purchaser”), and a wholly owned subsidiary of Zydus Worldwide DMCC, a limited liability company incorporated under the laws of the United Arab Emirates (“Parent”), and a wholly owned subsidiary of Zydus Lifesciences Ltd., an Indian corporation (“Zydus”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Assertio Holdings, Inc., a Delaware corporation (“Assertio”), at a purchase price of $23.50 per Share, payable in cash, without interest and subject to deduction for any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON JUNE 15, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 13, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among Assertio, Parent, Purchaser and Zydus Pharmaceuticals (USA) Inc., a New Jersey corporation (“Zydus USA”) (for the limited purposes set forth therein), pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into Assertio pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with Assertio continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned direct subsidiary of Parent and indirect subsidiary of Zydus (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Assertio or owned, directly or indirectly, by Parent or Purchaser immediately prior to the Effective Time and (ii) any Shares issued and outstanding immediately prior to the Effective Time that are held by holders of such Shares who have not tendered their Shares and are entitled to and have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”)), will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any required tax withholding.

The Offer and the Merger are not subject to any financing condition. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in the Offer to Purchase (collectively, the “Offer Conditions”), including the Minimum Condition.

The “Minimum Condition” means that there have been validly tendered in accordance with the terms of the Offer and not validly withdrawn, a number of Shares that, together with the Shares, if any, then beneficially owned by Purchaser or its affiliates (as such term is defined in Section 251(h) of the DGCL), would represent at least one (1) Share more than 50% of the number of Shares that are then issued and outstanding.

The term “Expiration Date” means one minute after 11:59 P.M., Eastern Time, on June 15, 2026, unless the Expiration Date is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which case the term “Expiration Date” means such subsequent time on such subsequent date. A subsequent offering period for the Offer is not contemplated.

The Board of Directors of Assertio (the “Assertio Board”) has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Assertio and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, and (iii) resolved to recommend that the stockholders of Assertio accept the Offer and tender their Shares pursuant to the Offer, all upon the terms and subject to the conditions set forth in the Merger Agreement.

Descriptions of the reasons for the Assertio Board’s recommendation and approval of the Offer are set forth in Assertio’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to Assertio stockholders together with the Offer materials (including the Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Recommendation of the Board”, “Background of the Offer and the Merger” and “Reasons for the Recommendation.”

The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides that: (i) if, as of the then-scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied (and, in the case of any Offer Condition that by its nature is to be satisfied at the Acceptance Time (as defined in the Merger Agreement), is not then capable of being satisfied) or waived by Parent or Purchaser if permitted under the Merger Agreement, then Purchaser shall extend the Offer on one or more occasions in consecutive increments of 10 Business Days (as defined in the Merger Agreement) each (or such longer period as may be agreed by Assertio and Parent) in order to permit the satisfaction of such Offer Conditions; (ii) Purchaser shall extend the Offer from time to time in consecutive increments of 10 Business Days until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated; and (iii) Purchaser shall extend the Offer for the minimum period required by applicable law, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or its staff or the Nasdaq Stock Market LLC or its staff; provided, however, that in no event shall Purchaser extend the Offer or the Expiration Date to a date later than July 12, 2026 without the prior written consent of Assertio.

If the Minimum Condition is satisfied and Purchaser accepts Shares for payment pursuant to the Offer, Purchaser will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Assertio stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and Assertio will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of Assertio stockholders in accordance with Section 251(h) of the DGCL.

Purchaser expressly reserves the right, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to (i) increase the Offer Price, (ii) waive any Offer Condition (other than the Minimum Condition and the condition relating to termination of the Merger Agreement), or (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; except that Assertio’s prior written approval is required for Purchaser to: (A) reduce the Offer Price; (B) change the form of consideration payable in the Offer (other than by adding consideration); (C) reduce the number of Shares sought to be purchased in the Offer; (D) waive or change the Minimum Condition or the condition set forth in clause (b)(iv) of the Offer Conditions (relating to the termination of the Merger Agreement); (E) add to the Offer Conditions; (F) extend the expiration of the Offer other than in accordance with the Merger Agreement; (G) provide for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”); or (H) modify any Offer Condition or any term of the Offer set forth in the Merger Agreement in a manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Offer or prevent, materially delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

Assertio stockholders must tender their Shares in accordance with the procedures set forth in the Offer to Purchase and the related Letter of Transmittal prior to the Expiration Date. Tenders received by the Equiniti Trust Company, LLC, the Depository and paying agent for the Offer (the “Depository”) after the Expiration Date will be disregarded and of no effect.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depository of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for such Shares with the Depository, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance of Shares for payment or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer and the Merger Agreement, the Depository may retain tendered Shares on Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase. However, Purchaser’s ability to delay the payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Under no circumstances will Purchaser pay interest on the Offer Price for Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making such payment.

In all cases, Purchaser will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depository of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depository’s account at DTC (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s Automated Tender Offer Program, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depository, in each case prior to the Expiration Date. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depository.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that if Purchaser has not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after July 16, 2026, the 60th day from the commencement of the Offer, until Purchaser accepts your Shares for payment.

For a withdrawal of Shares to be effective, the Depository must timely receive a written notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depository, then, prior to the physical release of such Share Certificates, the name of the holder(s) of record and the serial numbers shown on such Share Certificates must also be furnished to the Depository.

Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the Expiration Date.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. Purchaser reserves the absolute right to reject any and all tenders determined by Purchaser not to be in proper form or the acceptance for payment of which may, in Purchaser’s opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to Purchaser’s satisfaction. None of Zydus, Parent, Purchaser or any of their respective affiliates or assigns, the Depository, Innisfree M&A Incorporated (the “Information Agent”) or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement and the rights of holders of Shares to challenge any interpretation with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court, Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Assertio has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer, including the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on Assertio’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on Assertio’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. See the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer and the Merger. You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).

The Offer to Purchase and the related Letter of Transmittal contain important information, and Assertio’s stockholders should read both carefully and in their entirety before making a decision with respect to the Offer.

Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of the Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance. Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or to any other person (other than to the Depository and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

500 Fifth Avenue, 21st Floor

New York, New York 10110

Stockholders and All Others Call Toll-Free: (877) 456-3422

Banks and Brokerage Firms, Please Call: (212) 750-5833

May 18, 2026